BANKALABAMA



For Immediate Release

HUNTSVILLE, ALABAMA - April 29, 1996 - BancAlabama, INC., a bank holding company based in Huntsville, Alabama and parent company to BankAlabama, announced today that it has signed a definitive merger agreement with Union Planters Corporation (NYSE:UPC), a Memphis based financial services company. This announcement follows an April 12, 1996 release by BancAlabama that the two companies were in merger negotiations. The merger is subject to normal shareholder and regulatory approval, among other conditions, and is expected to be completed by the fourth quarter of 1996.

BankAlabama serves the Huntsville trade area with nine locations and reported total assets at year end of $98 million. William Collins, Chairman of the Board of the BancAlabama reiterated his belief that the affiliation with Union Planters will be positive for the customers, shareholders and employees of BankAlabama. He further stated, "Now that we are at the definitive agreement stage, we can really start making plans for the additional products, services and locations that will be at our customers' disposal as a result of our affiliation with Union Planters."

Jackson W. Moore, President and Chief Operating Officer of Union Planters Corporation, also announced the following alignment of the Union Planters franchise in north Alabama, as well as the proposed resulting management structure. Union Planters Corporation presently owns BankFirst, the $250 million total asset financial institution serving Athens, Decatur,
Hartselle and Moulton. As previously announced on November 1, Union Planters is also scheduled to affiliate with Valley Federal Savings Bank in the third quarter of 1996. Valley Federal serves the Sheffield, Florence, Muscle Shoals and Tuscumbia markets and recently reported total assets of $119 million. The company plans, subject to regulatory approval, to consolidate the three financial institutions into one charter called Union Planters Bank of Alabama. The resulting institution would have almost $500 million in total assets and would be the largest separately chartered financial institution in north Alabama.

Executive management for the consolidated company will be William D. Powell, Chairman and Chief Executive Officer. Powell presently serves as President and Chief Executive Officer of BankFirst. William Collins will serve as Vice Chairman while Billy Don Anderson, presently President of Valley Federal, will lead the new financial institution as President.

Union Planters Corporation is a $11.3 billion financial services company with locations in Tennessee, Mississippi, Arkansas, Louisiana, Alabama and Kentucky.